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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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             FORM OF NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

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                  MERRILL LYNCH INVESTMENT MANAGERS FUNDS, INC.



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                            NOTIFICATION OF ELECTION


        The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits withdrawal of the Notification of Election.


                                    SIGNATURE

        Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this Notification of Election to be duly executed on its behalf in the City of Los Angeles and the State of California on the 6th day of October, 2000.

                                       Signature

                                       MERRILL LYNCH INVESTMENT
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                                       MANAGERS FUNDS, INC.
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                                         (Name of Registrant)


                                       By: /s/ Nancy D. Celick
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                                               Nancy D. Celick
                                               President


Attest: /s/ Turner Swan
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        Turner Swan
        Secretary